                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.______3______)*


                  Crown Cork & Seal Company, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                  4.50% Convertible Preferred, Due 2/26/00
             -----------------------------------------------------
                         (Title of Class of Securities)

                  228255303
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 228255303                 13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     D. E. Shaw Investments, L.P.
     13-3470777

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER           -0-

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER         -0-

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER      -0-

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER    -0-

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BD

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 228255303                 13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     D. E. Shaw Securities, L.L.C.
     13-3497780

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER           -0-

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER         -0-

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER      -0-

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER    -0-

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BD

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 228255303                 13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     D. E. Shaw Valence, L.P.
     13-3701367

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER           -0-

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER         -0-

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER      -0-

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER    -0-

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BD

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 228255303                 13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     David E. Shaw

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER           -0-

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER         -0-

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER      -0-

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER    -0-

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.     (a)   Name of Issuer:

                  Crown Cork & Seal Company, Inc. (the "Company")


            (b)   Address of Issuer's Principal Executive Offices:

                  One Crown Way
                  Philadelphia, PA
                  19154-4599

Item 2.     (a)   Name of Person Filing:

                  D. E. Shaw Investments, L.P. ("Investments")
                  D. E. Shaw Securities, L.L.C. ("Securities")
                  D. E. Shaw Valence, L.P. ("Valence")
                  David E. Shaw ("David Shaw")

            (b)   Address of Principal Business Office:

                  120 West 45th Street
                  39th Floor, Tower 45
                  New York, NY
                  10036

            (c)   Citizenship:

                  Investments is a limited partnership organized under the laws of the State of Delaware.

                  Securities is a limited liability company organized under the laws of the State of Delaware.

                  Valence is a limited partnership organized under the laws of the State of Delaware.

                  David Shaw is a citizen of the United States


            (d)   Title of Class of Securities:

                  4.50% Convertible Preferred, Due 2/26/00

            (e)   CUSIP Number:

                  228255303

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [x]   Broker or Dealer registered under Section 15 of the Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company as defined in section 3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under section 8 of the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent Holding Company, in accordance with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership.

            (a)   Amount Beneficially Owned:

                  Investments:      -0-
                  Securities:       -0-
                  Valence:          -0-
                  David Shaw:       -0-

            (b)   Percent of Class:

                  Investments:      -0-
                  Securities:       -0-
                  Valence:          -0-
                  David Shaw:       -0-

            (c)   Number of Shares as to which such person has:

                  (i)      Sole power to vote or direct the vote

                  Investments:      -0-
                  Securities:       -0-
                  Valence:          -0-
                  David Shaw:       -0-

                  (ii)     Shared power to vote or direct the vote

                  Investments:      -0-
                  Securities:       -0-
                  Valence:          -0-
                  David Shaw:       -0-

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            No person other than each respective owner and general partner referred to herein is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, the Shares.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

            Not applicable

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certification.

            By signing below D.E. Shaw Investments, L.P., D.E. Shaw Securities, L.L.C., D.E. Shaw Valence, L.P., and David E. Shaw certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                      Signature.


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  February 1, 2001

                  D.E. SHAW INVESTMENTS, L.P.

                  By:      D.E. SHAW & CO., L.P.
                           General Partner

                  By:      /s/ Stuart Steckler
                           -------------------
                           (Signature)

                  Stu Steckler/
                  Managing Director
                           (Name/Title)


                  D.E. SHAW SECURITIES, L.L.C

                  By:      D.E. SHAW & CO., L.P.
                           General Partner

                  By:      /s/ Stuart Steckler
                           -------------------
                           (Signature)

                  Stuart Steckler/
                  Managing Director
                           (Name/Title)


                  D.E. SHAW VALENCE, L.P.

                  By:      D.E. SHAW & CO., L.P.
                           General Partner

                  By:      /s/ Stuart Steckler
                           -------------------
                           (Signature)

                  Stuart Steckler/
                  Managing Director
                           (Name/Title)


                  DAVID E. SHAW

                  /s/ David E. Shaw
                  -----------------
                           (Signature)

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. A power of attorney, dated January 4, 1997, granted by David Shaw in favor of Stuart Steckler, is attached hereto.

                  February 1, 2001

                  D.E. Shaw Investments, L.P.
                  By: D.E. Shaw & Co., L.P. as
                  General Partner

                  By:      /s/ Stuart Steckler
                           --------------------

                           Stuart Steckler
                           Managing Director

                  D.E. Shaw Securities, L.L.C.
                  By: D.E. Shaw & Co., L.P. as
                  General Partner

                  By:      /s/ Stuart Steckler
                           --------------------
                           Stuart Steckler
                           Managing Director

                  D.E. Shaw Valence, L.P.
                  By: D.E. Shaw & Co., L.P. as
                  General Partner

                  By:      /s/ Stuart Steckler
                           --------------------
                           Stuart Steckler
                           Managing Director

                  David E. Shaw

                  By:      /s/ Stuart Steckler
                           --------------------
                           Stuart Steckler
                           Attorney-in-Fact for David E. Shaw

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                      UNDER THE SECURITIES EXCHANGE ACT OF
                                      1934

I, DAVID E. SHAW, hereby make, constitute and appoint each of:

     Lou Salkind,

     Stu Steckler,

     Anne Dinning and

     Danny Fishbane,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name, my individual capacity and/or my capacity as President of D. E. Shaw & Co., Inc. (acting for itself or as the general partner of D. E. Shaw & Co., L.P.) all documents, certificates, instruments, statements, other filings and amendments to the foregoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof.

IN WITNESS WHEREOF, I have executed this instrument as of the date set forth below.

Date:  January 14, 1997

DAVID E. SHAW
/s/ David E. Shaw
New York, New York